Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of FPA Funds Trust regarding the Prospectus and Statement of Additional Information of FPA Queens Road Value Fund and FPA Queens Road Small Cap Value Fund, each a series of the FPA Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 27, 2023